Exhibit 99.1

COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS WHO ARE AFFILIATED WITH PHILLIPS EDISON-ARC SHOPPING CENTER REIT INC. SELLING GROUP MEMBERS

NOT FOR FURTHER DISTRIBUTION

We are writing to inform you that, as of December 9, 2013, Phillips Edison-ARC Shopping Center REIT Inc. (“PE-ARC”) has raised approximately $1.65 billion of its approximate $1.75 billion offering of common stock (including amounts reallocated from its dividend reinvestment plan offering (“DRIP”)).

As previously announced with respect to the filing of its follow-on offering registration statement, PE-ARC would not raise, in the aggregate, more than the total amount of shares registered for sale in its initial public offering (subject to its right to reallocate shares from its DRIP to the primary offering).

Given the increased velocity of fundraising, PE-ARC expects it will be able to accept subscriptions received in good order through Wednesday this week.

PE-ARC will not launch such follow-on offering given that it will have raised the total amount contemplated by its initial public offering.

Subscriptions that are received will continue to be processed, subject to the availability of shares. Any subscriptions that PE-ARC is unable to accept will be promptly returned.

Your firm has been an important part of the selling group and we appreciate your efforts to support PE-ARC’s fundraising.

Please feel free to contact us with any questions on this announcement.

Michael Weil Chairman Realty Capital Securities, LLC	R. Lawrence Roth Chief Executive Officer Realty Capital Securities, LLC	Louisa Quarto President Realty Capital Securities, LLC

Not For Further Distribution

Please do not forward this electronic communication.

Copyright (C) 2013 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC) is the dealer manager for Phillips Edison-ARC Shopping Center REIT Inc. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

To obtain a prospectus for any of these offerings, please contact Realty Capital Securities, LLC (Member FINRA/SIPC), Three Copley Place, Suite 3300, Boston, MA 02116, 877-373-2522.